UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities and Exchange Act of 1934
(Amendment No. __________)*

CROWN CENTRAL PETROLEUM
(Name of Issuer)

COMMON
(Name of Class of Securities)

228219309
(CUSIP Number)

Check the following box if a fee is being paid with this statement.(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1. NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

DONALD SMITH & CO., INC
ID NO.       13-2807845

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)
                                                       (b)  xx
3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
East 80 Route 4, Suite 360
Paramus, New Jersey  07652
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

5. SOLE VOTING POWER
253,400

6. SHARED VOTING POWER
0

7. SOLE DISPOSITIVE POWER
253,400

8. SHARED DISPOSITIVE POWER
0
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
253,400

10. CHECK BOX IF THE AGGRAGTE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

2.52%

12. TYPE OF REPORTING PERSON

INVESTMENT ADVISER

(22,315) Item 1
(a)
Crown Central Petroleum
Item 2
(b)
One North Charles Street
PO Box 1168
Baltimore, Maryland  21203

(22,316) Item 2
(a)
Donald Smith & Co., Inc.

Item 2
(b)
East 80 Route 4 - Suite 360
Paramus, New Jersey  07652

Item 2
(c)
Not applicable

Item 2
(d)
Common - B

Item 2
(e)
CUSIP = 228219309
(22,317)
Item 3
(e)
Investment Advisor registered under section 203 of the Investment
 Advisers Act of 1940

(22,318) Item 4
(a)
253,400 shares owned

(b)
2.52% of class

(c)
(i)
253,400

(ii)
0 shares

(iii)
253,400

(iv)
0 shares
(22,319)
Item 5

This statement is being filed to report that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities.

(22,320) Item 6

Not applicable

(22,321) Item 7
Not applicable

(22,322)Item 8
Not applicable

(22,323)Item 9
Not applicable

(22,324)Item 10

	By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:
February 7, 2000
Signature:

Name and Title:
Donald Smith
President